Filed Pursuant to Rule 424(b)(4)

Registration No. 333-237222

17,428,000 American Depositary Shares and

430,000 Pre-funded Warrants to purchase one American Depositary Share

American Depositary Shares Underlying the Pre-funded Warrants

Nano Dimension Ltd.

We are offering 17,428,000 American Depositary Shares, or ADSs, at the public offering price of $0.70 per ADS. Each ADS represents fifty of our ordinary shares, par value NIS 0.10, or Ordinary Shares.

We are also offering to those purchasers whose purchase of ADSs in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, 430,000 pre-funded warrants each to purchase one ADS, or a Pre-funded Warrant, in lieu of the ADSs that would otherwise result in ownership in excess of 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares. The purchase price of each Pre-funded Warrant will equal the price per ADS being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-funded Warrant will be $0.0001 per ADS. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full.

We refer to the ADSs, Pre-funded Warrants, the ADSs underlying the Pre-funded Warrants, and the underlying Ordinary Shares being offered hereby, collectively, as the securities. See “Description of the Offered Securities” for more information. There can be no assurance that we will sell any of the securities being offered.

Our ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “NNDM.” The last reported sale price of our ADSs on April 20, 2020 was $1.24 per ADS. The actual offering price per ADS in this offering will be determined between us and the underwriter at the time of pricing, and may be at a discount to the current market price for our ADSs.

Our Ordinary Shares currently trade on the Tel Aviv Stock Exchange, or TASE, under the symbol “NNDM.” On April 20, 2020, the last reported trading price of our Ordinary Shares on the TASE was NIS 0.94, or $0.0262 per share (based on the exchange rate reported by the Bank of Israel on such date). On February 12, 2020, our board of directors resolved to voluntarily delist from the TASE. The last day of trading of our Ordinary Shares on the TASE will be May 20, 2020. The ADSs will continue to trade on Nasdaq.

We do not intend to apply for listing of the Pre-funded Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Pre-funded Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Pre-funded Warrants will be limited.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Per Pre-Funded Warrant	Total
Public offering price	$0.70	$0.6999	$12,500,557
Underwriting discounts and commissions(1)	$0.049	$0.049	$875,039
Proceeds to us (before expenses)	$0.651	$0.651	$11,625,518

(1)	We have agreed to reimburse the underwriter for certain expenses and the underwriter will receive compensation in addition to underwriting discounts and commissions. See the section titled “Underwriting” beginning on page 25 of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

We have granted a 45-day option to the underwriter to purchase 2,678,700 additional ADSs and/or Pre-funded Warrants solely to cover over-allotments, if any.

The underwriter expects to deliver the ADSs and the Pre-funded Warrants to the purchasers in this offering on or about April 24, 2020.

ThinkEquity

a division of Fordham Financial Management, Inc.

The date of this prospectus is April 22, 2020

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” and the “Company” refer to Nano Dimension Ltd. and its wholly owned subsidiaries, Nano Dimension Technologies Ltd. and Nano Dimension IP Ltd., Israeli corporations, Nano Dimension USA Inc., a Delaware corporation, and Nano Dimension (HK) Limited, a Hong Kong corporation.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” mean U.S. dollars, and references to “NIS” are to New Israeli Shekels.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

On October 22, 2019, we changed the ratio of our ADSs to our Ordinary Shares from each ADS representing five Ordinary Shares to each ADS representing fifty Ordinary Shares. This resulted in a 1 for 10 reverse split on our American Depositary Receipt program. Our Ordinary Shares were not affected by the ratio change. All descriptions of our ADSs in this prospectus reflect such ratio change.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Our Company

We are a leading additive electronics provider. We believe our flagship proprietary DragonFly LDM system is the first and only precision system that produces professional multilayer circuit-boards (PCBs), radio frequency (RF) antennas, sensors, conductive geometries, and molded connected devices for rapid prototyping through custom additive manufacturing. We have been actively developing our additive manufacturing technology since 2014, and since that time we have listed our securities on the TASE and Nasdaq, and through December 31, 2019, have spent approximately $70 million to build our additive electronics company. With our unique additive manufacturing technology for additively manufactured electronics, we are targeting the growing market for smart electronic devices that rely on printed circuit boards, connected devices, RF components and antennas, sensors, and smart products, including Internet of Things (IoT).

Our Strategy

By creating our own installed-base of printers that require our own dedicated inks – we are establishing a “Razor and Blades” business model in which our customers buy the printer first and then continue to purchase the dedicated inks and maintenance over time.

We market and sell our products and services worldwide, primarily to companies that develop products with electronic components, including companies in the defense industry, including the U.S. Armed Forces, the automotive sector, consumer electronics, semiconductor, aerospace, and medical industries and to research institutes. Our primary market is the U.S., though we have also experienced growth in Asia Pacific and Europe and expect that trend to continue.

Our goal is to expedite our growth and to further advance our breakthrough technologies and commercialization efforts. To achieve these objectives, we plan to:

●	Increase sales. We are advancing our commercialization efforts and infrastructure, and allocating more resources to activities executed by our U.S. and Hong Kong headquarters, including increasing sales manpower.

●	Increase amount of applications and advanced electronics applicable use cases. In collaboration with our customers, create applications that can expedite the usage of our products for production grade products and consequently increase our sales. Our main focus is in collaboration with customers in the fields of automotive, aerospace, medical devices and defense.

●	Form alliances with industry leaders. We plan to collaborate with companies in the fields of design and manufacturing in order to expedite the adoption of our technology by the market.

●	Capitalize on our nano-conductive and dielectric inks, and software technology products. We plan to exploit our inks as supplemental products to our DragonFly LDM system. We also plan to increase the software options and enable levels of licensing that we could monetize.

Our strategic growth plan includes the following:

●	Current state: Monetize commercially available products and services for additive electronics design.

●	Horizon 1: Deliver higher speed production-grade additive electronics systems and more materials and services.

●	Horizon 2: Deliver hybridized capabilities that combine mechanical functionality within electrified geometries.

Recent Developments

On April 10, 2020, we announced selected preliminary unaudited estimates of our financial results for the quarter ended March 31, 2020. We expect unaudited revenues of approximately $700,000 for the first quarter of 2020, compared to $1,689,000 reported for the first quarter of 2019, and approximately $4,500,000 of cash reserves as of March 31, 2020, with no debt. The primary reason for the expected decrease in revenues is due to the Covid-19 crisis, as we experienced a delay in two sale transactions of DragonFly LDM machines that were expected to close in China in the first quarter of 2020, as well as cancelled the sale of a machine in Europe after a buyer tried to considerably reduce its committed payment.

Therefore, we believe that possibly barring the pandemic eruption in the first quarter of 2020, we would have been above our original budget. Moreover, moving forward, we intend to leverage the recent trends instigated by the Covid-19 events, including electronic industry giants in the western world that are looking to shorten the supply chains and bring back production to the United States and Europe. In that regard, we believe we are well positioned as our DragonFly LDM digital prototyping fabrication machines are a solution for a fast-to-market, economical and ecologically friendly solution to complement or replace low-cost manufacturers in Asia. We believe that our shorter time to market, economically efficient solutions for short production runs, and the ability to protect intellectual property and electronic designs in-house are an important value proposition for customers who need to detach themselves from a destructive dependency solely on offshore suppliers.

We continue to evaluate the potential effects of Covid-19 on our business and operating results.

Risks Associated with Our Business

Our business, and investing in our securities, are subject to numerous risks, as more fully described in the section entitled “Risk Factors” beginning on page 7 and other risk factors contained in the documents incorporated by reference herein. You should read these risks before making a decision to invest in our securities. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In each case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

●	We have incurred significant losses since our inception, and anticipate that we will continue to incur significant losses until we are able to become profitable from sales of our products. Based on the projected cash flows and our cash balance as of December 31, 2019, our management is of the opinion that without further fund raising we will not have sufficient resources to enable us to continue advancing our activities, including the development, manufacturing and sale of our products for a period of at least 12 months from the date of this prospectus. As a result, there is substantial doubt about our ability to continue as a going concern;

●	We depend entirely on the success of our current products, and we may not be able to successfully commercialize them;

●	We rely on highly-skilled technical personnel and if we are unable to attract, retain or motivate key personnel or hire qualified personnel, we may not be able to grow or our business may contract;

●	Even if this offering is successful, we expect that we will need to raise additional funding before we can expect to become profitable from sales of our products;

●	The outbreak of the novel coronavirus of 2019 (COVID-19) could adversely impact our business, and our overall generation of revenues may not succeed on the time frames we expect or at all; and

●	If we are unable to obtain and maintain effective patent rights for our products, we may not be able to compete effectively in our markets.

Corporate Information

We are an Israeli corporation based in Ness Ziona and were incorporated in 1960. Our principal executive offices are located at 2 Ilan Ramon St., Ness Ziona 7403635, Israel. Our telephone number in Israel is +972-73-7509142. Our website address is www.nano-di.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We could remain an “emerging growth company” for up to five years, which will be December 31, 2021, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the securities that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present financial statements pursuant to IFRS instead of pursuant to U.S. generally accepted accounting principles. Furthermore, although the members of our management and supervisory boards will be required to notify the Israeli Securities Authority, of certain transactions they may undertake, including with respect to our Ordinary Shares, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

THE OFFERING

Ordinary Shares currently outstanding	408,126,851 Ordinary Shares

ADSs offered by us	17,428,000 ADSs representing 871,400,000 Ordinary Shares.

Pre-funded Warrants offered by us

We are also offering to those purchasers whose purchase of ADSs in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, 430,000 Pre-funded Warrants (representing 21,500,000 Ordinary Shares) in lieu of the ADSs that would otherwise result in ownership in excess of 4.99% (or 9.99%, as applicable) of our outstanding Ordinary Shares.

The purchase price of each Pre-funded Warrants will equal the price per ADS being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-funded Warrant will be $0.0001 per share.

This prospectus also relates to the offering of ADSs issuable upon exercise of the Pre-funded Warrants and the Ordinary Shares underlying the ADSs issuable upon exercise of the Pre-funded Warrants.

Ordinary Shares to be outstanding after this offering	1,301,026,851 Ordinary Shares (includes Ordinary Shares represented by ADSs and assuming the full exercise of the Pre-funded Warrants).

The ADSs	Each ADS represents fifty of our Ordinary Shares, par value NIS 0.10 per share. The ADSs may be evidenced by American Depositary Receipts, or ADRs. The depositary will be the holder of the Ordinary Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of the Offered Securities.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement that includes this prospectus.

The Pre-funded Warrants	Each Pre-funded Warrant will be immediately exercisable and may be exercised at any time exercisable until exercised in full. To better understand the terms of the Pre-funded Warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus. You should also read the form of Pre-funded Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Underwriter’s option to purchase additional securities	We have granted to the underwriter an over-allotment option exercisable not later than 45 days after the date of this prospectus to purchase up to 2,678,700 additional ADSs and/or Pre-funded Warrants (15% of the securities sold in this offering) from us to cover over-allotments, if any. If the underwriter exercises all or part of this option, it will purchase securities covered by the option at the public offering price per ADS and/or Pre-funded Warrant, less the underwriting discounts and commissions. See “Underwriting.”

Representative’s Warrants	At closing we will issue warrants to purchase ADSs to the underwriter, or the Representative’s Warrant, as a portion of the underwriting compensation payable to the underwriter in connection with this offering. The warrants are exercisable at any time and from time to time, in whole or in part, during the three and one-half year period commencing six months from the effective date of the registration statement related to this offering at an exercise price equal to $0.88 per ADS. Please see “Underwriting — Representative’s Warrants” for a description of these warrants.

Use of proceeds	We expect to receive approximately $11.19 million in net proceeds from the sale of 17,428,000 ADSs and 430,000 Pre-funded Warrants offered by us in this offering (approximately $12.93 million if the underwriter exercises its over-allotment option in full), based upon the public offering price of $0.70 per ADS and $0.6999 per Pre-funded Warrant.

We currently expect to use the net proceeds from this offering to build up our sales and marketing infrastructure and for working capital and general corporate purposes.

Depositary	The Bank of New York Mellon.

Risk factors	You should read the “Risk Factors” section starting on page 7 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019, or the 2019 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market Symbol and Tel Aviv Stock Exchange symbol

“NNDM”

We do not intend to apply for listing of the Pre-funded Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Pre-funded Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Pre-funded Warrants will be limited.

The number of our ADSs and Ordinary Shares to be outstanding immediately after this offering as shown above assume that all of the ADSs and Pre-funded Warrants offered hereby are sold and is based on 408,126,851 Ordinary Shares outstanding as of April 20, 2020. This number excludes:

●	149,715,813 Ordinary Shares issuable upon the exercise of warrants outstanding as of April 20, 2020, at exercise prices ranging from $0.04 to $0.25 per Ordinary Share;

●	527,032 Ordinary Shares held by the Company as treasury shares;

●	43,539,114 Ordinary Shares issuable upon the exercise of options currently held by consultants, directors and employees under our 2015 Stock Option Plan, outstanding as of April 20, 2020; and

●	16,260,886 Ordinary Shares reserved for future issuance under our 2015 Stock Option Plan, as of April 20, 2020.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriter’s over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the selected data under the captions “Consolidated Statements of Profit or Loss and Other Comprehensive Income Data” for the years ended December 31, 2019 and 2018, and the “Consolidated Statement of Financial Position Data” as of December 31, 2019 and 2018 from our audited consolidated financial statements included in our 2019 Annual Report. The selected financial data should be read in conjunction with our consolidated financial statements, and are qualified entirely by reference to such consolidated financial statements.

(in thousands of U.S. dollars except share and per share data)	Year Ended December 31,
	2018	2019
Consolidated Statements of Profit or Loss and Other Comprehensive Income Data:
Revenues	5,100	7,070
Cost of revenues	3,594	4,312
Cost of revenues- amortization of intangible	772	772
Gross profit	734	1,986
Research and development expenses, net	8,623	8,082
General and administrative expenses	3,002	3,270
Sales and marketing expenses	4,259	5,469
Operating loss	15,150	14,835
Finance revenues (expenses), net	(338)	6,482
Total loss	15,488	8,353
Basic and diluted loss per Ordinary Share	0.17	0.05
Weighted average of number of Ordinary Shares used in the calculation of the basic and diluted loss per Ordinary Share	91,798,959	175,633,341

(in thousands of U.S. dollars except share data)	As of December 31,
	2018	2019
Consolidated Statement of Financial Position Data:
Cash	3,753	3,894
Total assets	20,303	22,858
Total non-current liabilities	1,139	6,831
Accumulated loss	51,610	59,963
Total equity	15,572	11,602
Number of Ordinary Shares outstanding	97,098,693	209,453,259

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2019 Annual Report which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to an Investment in Our Securities and this Offering

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds of this offering for working capital and general corporate purposes, possible in licensing of additional intellectual property and product candidates, and next generation product development. See “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We will need additional capital in the future. Raising additional capital by issuing securities may cause dilution to existing shareholders.

We have incurred losses in each year since our inception. If we continue to use cash at our historical rates of use we will need significant additional financing, which we may seek through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

ADS representing a substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of our ADSs and Ordinary Shares to decline.

Pursuant to this offering, we will sell 17,428,000 ADSs and 430,000 Pre-funded Warrants, representing 892,900,000 Ordinary Shares (assuming the full exercise of the Pre-funded Warrants), or approximately 219%, of our outstanding Ordinary Shares as of April 20, 2020. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could materially adversely affect the price of our ADSs and Ordinary Shares. We cannot predict the effect, if any, that market sales of those ADSs or the availability of those ADSs for sale will have on the market price of our ADSs and Ordinary Shares.

There is no public market for the Pre-Funded Warrants being offered by us in this offering.

We do not intend to apply to list the Pre-funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Pre-funded Warrants will be limited.

The Pre-Funded Warrants are speculative in nature.

The Pre-Funded Warrants offered by us in this offering do not confer any rights of ownership of Ordinary Shares or ADSs on their holders, such as voting rights or the right to receive dividends, but only represent the right to acquire ADSs at a fixed price, and for a limited period of time. Specifically, commencing on the date of issuance, holders of the Pre-funded Warrants may exercise their right to acquire ADSs and pay an exercise price per ADS of $0.0001, subject to adjustment upon certain events.

We do not know whether a market for the ADSs and Ordinary Shares will be sustained or what the trading price of the ADSs will be and as a result it may be difficult for you to sell your ADSs or Ordinary Shares.

Although our ADSs trade on Nasdaq and our Ordinary Shares trade on TASE, an active trading market for the ADSs or Ordinary Shares may not be sustained. It may be difficult for you to sell your ADSs or Ordinary Shares without depressing the market price for the ADSs or Ordinary Shares. As a result of these and other factors, you may not be able to sell your ADSs. Further, an inactive market may also impair our ability to raise capital by selling ADSs and Ordinary Shares and may impair our ability to enter into strategic partnerships or acquire companies or products by using our Ordinary Shares as consideration.

Holders of ADSs may not receive the same distributions or dividends as those we make to the holders of our Ordinary Shares, and, in some limited circumstances, you may not receive dividends or other distributions on our Ordinary Shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The Depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent. However, the Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited Ordinary Shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the Depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to effect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the Depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, Ordinary Shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Ordinary Shares, rights or anything else to holders of ADSs. In addition, the Depositary may withhold from such dividends or distributions its fees and an amount on account of taxes or other governmental charges to the extent the Depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our Ordinary Shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Holders of ADSs must act through the Depositary to exercise their rights as shareholders of our company.

Holders of our ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Ordinary Shares in accordance with the provisions of the Deposit Agreement. Under Israeli law and our articles of association, the minimum notice period required to convene a shareholders meeting is no less than 21 or 35 calendar days, depending on the proposals on the agenda for the shareholders meeting. When a shareholder meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their Ordinary Shares to allow them to cast their vote with respect to any specific matter. In addition, the Depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the Depositary to extend voting rights to holders of the ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the Depositary to vote their Ordinary Shares underlying the ADSs. Furthermore, the Depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if their Ordinary Shares underlying the ADSs are not voted as they requested. In addition, in the capacity as a holder of ADSs, they will not be able to call a shareholders’ meeting.

We face business disruption and related risks resulting from the recent outbreak of the novel coronavirus 2019 (COVID-19), which could have a material adverse effect on our business and results of operations.

Our operations and business have been disrupted and could be materially adversely affected by the recent outbreak of COVID-19. The spread of COVID-19 from China to other countries has resulted in the Director General of the World Health Organization declaring the outbreak of COVID-19 as a Public Health Emergency of International Concern (PHEIC), based on the advice of the Emergency Committee under the International Health Regulations (2005), and the Centers for Disease Control and Prevention in the U.S. issued a warning on February 25, 2020 regarding the likely spread of COVID-19 to the U.S. International stock markets have begun to reflect the uncertainty associated with the slow-down in the Chinese economy and the reduced levels of international travel experienced since the beginning of January and the significant decline in the Dow Industrial Average at the end of February and through March 2020 was largely attributed to the effects of COVID-19. The COVID-19 may also adversely affect our ability to conduct our business effectively due to disruptions to our capabilities, availability and productivity of personnel, while we simultaneously attempt to comply with rapidly changing restrictions, such as travel restrictions, curfews and others. In particular, following recommendations from the Israeli Ministry of Health and the Ministry of Finance, on March 16, 2020, the Israeli prime minister announced new and more restrictive instructions under which businesses in the private sector must reduce their onsite workforce. Currently travel to and from work is still permitted, however the authorities may place additional, more restrictive measures on businesses and individuals. Though we may still operate under such regulations, any additional actions taken by the Israeli government could further limit that ability which may have a material adverse effect on our operations and financial results. A significant reduction in our workforce and our compliance with instructions imposed by Israeli authorities may harm our ability to continue operating our business and materially and adversely affect our operations and financial condition. Further, we cannot assure you that we will be designated an “essential business”, as defined under the new instructions, and moreover, we cannot foresee whether the Israeli authorities will impose further restrictive instructions, which if implemented may lead to significant changes and potentially a shutdown of our operations.

Authorities around the world have and may continue implementing similar restrictions on business and individuals in their jurisdictions. We are still assessing our business operations and system supports and the impact COVID-19 may have on our results and financial condition. To date, we have taken action to reduce our operating expenses in the short term, but there can be no assurance that this analysis or remedial measures will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus, including in our 2019 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain estimates of expected financial results for completed periods or projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, our ability to leverage the Covid-19 events, our ability to protect our intellectual property, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	the impact of the Covid-19 crisis on our business and operating results;

●	litigation; and

●	those factors referred to in our 2019 Annual Report incorporated by reference herein in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our 2019 Annual Report generally, which is incorporated by reference into this prospectus.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We expect to receive approximately $11.19 million in net proceeds from the sale of the ADSs and Pre-funded Warrants offered by us in this offering (approximately $12.93 million if the underwriter exercises its over-allotment option in full), based on the offering price of $0.70 per ADS and $0.6999 per Pre-funded Warrant.

We currently expect to use the net proceeds from this offering to build up our sales and marketing infrastructure and for working capital and general corporate purposes.

The amounts and schedule of our actual expenditures will depend on multiple factors. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we project. If the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, and, if necessary, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

The Israeli Companies Law imposes further restrictions on our ability to declare and pay dividends.

Payment of dividends may be subject to Israeli withholding taxes. See “Item 10. – Additional Information – E. “Taxation — Israeli Tax Considerations and Government Programs” in our 2019 Annual Report incorporated by reference herein for additional information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2019:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuance of 2,588,318 ADSs in a public offering from February 2020 at a public offering price per ADS of $1.50; and the conversion of $2,508,827 worth of debentures into 1,394,922 ADSs, including effect of revaluation of convertible debentures until the date of conversion; and

●	on a pro forma as adjusted basis to give effect to the sale of 17,428,000 ADSs and 430,000 Pre-funded Warrants in this offering at the public offering price of $0.70 per ADS and $0.6999 per Pre-funded Warrant, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale of the ADSs and the Pre-funded Warrants had occurred on December 31, 2019.

You should read this table in conjunction with the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our 2019 Annual Report, incorporated by reference herein.

	As of December 31, 2019
(in thousands USD)	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	3,894	7,280	18,465

Liability in respect of government grants	1,044	1,044	1,044
Lease liability	2,089	2,089	2,089
Liability in respect of convertible notes and warrants	3,698	2,475	2,475
Total liabilities	11,256	10,033	10,033
Shareholders’ equity:
Share capital	6,441	12,204	37,418
Share premium and capital reserves	65,202	64,760	50,731 *
Treasury shares	(1,509)	(1,509)	(1,509)
Presentation currency translation reserve	1,431	1,431	1,431
Accumulated loss	(59,963)	(60,675)	(60,675)
Total shareholders’ equity	11,602	16,211	27,396
Total capitalization	22,858	26,244	37,429

*	The Company is reviewing the accounting treatment for the Pre-Funded Warrants, and as a result of such, the classification of the Pre-Funded Warrants may change from Equity to Liability

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our articles of association, or Articles of Association, are summaries and do not purport to be complete.

Ordinary Shares

As of April 20, 2020, our authorized share capital consisted of 1,500,000,000 of our Ordinary Shares, of which 408,126,851 Ordinary Shares were issued and outstanding and 527,032 shares are treasury shares (held by us). All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable.

As of April 20, 2020, an additional 149,715,813 of our Ordinary Shares were issuable upon the exercise of warrants. The exercise price of the warrants outstanding ranges between $0.04 and $0.25 per share.

As of April 20, 2020, an additional 43,539,114 of our Ordinary Shares were issuable upon the exercise of outstanding options to purchase our Ordinary Shares.

At an extraordinary general meeting of our shareholders on April 16, 2020, our shareholder approved a reverse split of our share capital at a ratio of 1:50. The effective date of such reverse split has not been determined, and our Board of Directors has the authority to effect such reverse split.

Our registration number with the Israeli Registrar of Companies is 520029109.

Purposes and Objects of the Company

Our purpose is set forth in Section 3 of our amended and restated articles of association and includes every lawful purpose.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our chief executive officer and his actions. Our board of directors may exercise all powers that are not required under the Israeli Companies Law of 1999, or the Companies Law, or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all general meetings of the Company, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon dissolution of the Company, in the distribution of the Company assets legally available for distribution, on a per share pro rata basis.

Shareholder’s rights of inspection of the Company records

Pursuant to the Companies Law, shareholders have the right to inspect the Company documents that are specified below:

(1)	minutes of the general meetings;

(2)	the Company’s shareholders register and the register of substantial shareholders;

(3)	a document in the company’s possession, relating to an act or transaction with interested parties that requires approval by the general meeting;

(4)	Articles of Association and financial reports; and

(5)	any document that the company must submit under the Companies Law and under any statute to the Companies Registrar or to the Israeli Securities Authority and that is available for public inspection at the Companies Registrar or the Israeli Securities Authority, as the case may be.

Election of Directors

Pursuant to our amended and restated articles of association, our Board of Directors is divided into three classes with staggered three-year terms, in a manner that each director, except external directors, serves for a term of three years, and holds office until the annual general meeting of our shareholders for the year in which his or her term expires, such that from our annual general meeting of 2021 and thereafter, each year the term of office of only one class of directors will expire, unless (i) he or she is removed by a 70% majority of the voting power represented at the Annual Meeting in person or by proxy and voting thereon, disregarding abstentions from the count of the voting power present and voting or (ii) upon the occurrence of certain events, in accordance with the Companies Law and our amended and restated articles of association. Pursuant to our amended and restated articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our amended and restated articles of association allow our Board of Directors to appoint directors to fill vacancies and/or as an addition to the Board of Directors (subject to the maximum number of twelve directors) to serve for the remaining period of time during which the director whose service has ended would have held office, or in case of an addition to the Board of Directors, in accordance with the class assigned to such appointed director, as determined by the Board of Directors at the time of such appointment. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law.

Amending the provisions included therein and related to the staggered Board of Directors mechanism will require an affirmative vote of 70% of the voting power represented at the general meeting in person or by proxy and voting thereon, disregarding abstentions from the count of the voting power present and voting. The need for such affirmative vote would also be required to amend the minimum and maximum number of directors authorized to serve on our Board of Directors.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, which must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit and upon the written request of: (a) any two of our directors; and/or (b) one or more shareholders holding, in the aggregate, 5% of our outstanding voting power.

Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our Board of Director’s powers if our Board of Directors is unable to exercise its powers;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

The quorum required for our general meetings consists of at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least 25% of the total outstanding voting rights (instead of 33 1/3% of the issued share capital required under the Nasdaq Listing Rules). If within half an hour of the time appointed for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a general meeting was summoned following the request of a shareholder, then a quorum required in an adjourned general meeting, shall consist of at least one or more shareholders, which holds and represents at least 5% of the company’s issued and outstanding share capital and at least 1% of the company voting rights, or one or more shareholder, which holds at least 5% of the Company’s voting rights.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions in our shareholders’ meetings require a simple majority of the vote of the shareholders attending the general meeting, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder of the Company may vote in a general meeting in person, by proxy or by a written ballot. Our amended and restated articles of association do not provide our shareholders with any cumulative voting rights.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, in order to change the rights attached to any class of shares, such change must be adopted by the Board of Directors and at a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Provisions Restricting Change in Control of Our Company

Our amended and restated articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of the Company. Other than that, there are no specific provisions of our articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or our subsidiary, Nano Dimension Technologies Ltd.). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its Board of Directors and a vote of the majority of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” is defined in the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the transaction (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the transaction, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company or (2) the purchaser would become a 45% or greater shareholder of the company, unless there is already a 45% or greater shareholder of the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received a shareholders’ approval as a private placement intended to make the offeree a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company or a 45% or greater shareholder of the company, unless there is already a 45% or greater shareholder of the company, (2) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company. A “special” tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. In general, the tender offer may be consummated only if (1) at least 5% of the company’s outstanding shares will be acquired by the offeror and (2) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. In general, if less than 5% of the outstanding shares are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it. Shareholders may request from the court appraisal rights in connection with a full tender offer for a period of six months following the consummation of the tender offer, but the acquirer is entitled to stipulate that tendering shareholders will forfeit such appraisal rights.

As long as our securities are traded on the TASE, we are subject to the provision of Section 46b(2) of the Israeli Securities Law, 5728-1968 according to which any further issuance of our shares will be of the most preferential voting shares; however we may issue preferred shares which grant a preference in the distribution of dividends but do not grant voting rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase the Company’s registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares;

●	subdivide the Company’s existing shares or any of them, the Company’s share capital or any of it, into shares of smaller nominal value than is fixed;

●	reduce the Company’s share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law; and

●	reduce shares from the issued and outstanding share capital of the Company, in such manner that those shares shall be cancelled and the nominal par value paid for those shares will be registered at the Company’s books as capital fund, which shall be deemed as a premium paid on those shares which shall remain in the issued and outstanding share capital of the Company.

DESCRIPTION OF THE OFFERED SECURITIES

Description of the ADSs

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS will represent fifty shares (or a right to receive fifty shares) deposited with Bank Hapoalim, as custodian for the depositary in Tel Aviv. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depository are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (2) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depository will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depository is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share of other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the State of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs).	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property. Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates.

$.05 (or less) per ADS.	Any cash distribution to ADS holders.

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs.	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders.

$.05 (or less) per ADS per calendar year.	Depositary services.

Registration or transfer fees.	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares.

Expenses of the depositary.	Cable and facsimile transmissions (when expressly provided in the deposit agreement). Converting foreign currency to U.S. dollars.

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes.	As necessary.

Any charges incurred by the depositary or its agents for servicing the deposited securities.	As necessary.

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith and the depository will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

Description of Pre-funded Warrants

The following summary of certain terms and provisions of Pre-funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-funded Warrant.

The purpose of the Pre-funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or at the election of the investor, 9.99%) of our outstanding Ordinary Shares following the consummation of this offering the opportunity to invest capital into the Company without triggering such ownership restrictions. By receiving Pre-funded Warrants in lieu of the ADSs which would result in such holders’ ownership exceeding 4.99% (or at the election of the investor, 9.99%), such holders will have the ability to exercise their options to purchase the ADSs underlying the Pre-funded Warrants for nominal consideration of $0.0001 per ADS at a later date. Pre-funded Warrants that expire unexercised will have no further value and the holders of such warrants will lose the pre-funded amount.

Form

The Pre-funded Warrants will be issued to the investors in physical form.

Exercisability

The Pre-funded Warrants are exercisable until fully exercised. The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the Pre-funded Warrant, a holder (together with its affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) may not exercise any portion of the Pre-funded Warrants to the extent that the holder would own more than 4.99% of the outstanding ordinary shares after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding shares after exercising the holder’s warrants, as applicable, up to 9.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

In the event that at any time a registration statement covering the resale of the ADSs underlying the Pre-funded Warrants is not effective, or no current prospectus is available for the resale of the ADSs underlying the Pre-funded Warrants, the holder may, in its sole discretion, exercise Pre-funded Warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the Pre-funded Warrant.

Exercise Price

The initial exercise price per ADS purchasable upon exercise of the Pre-funded Warrants is equal to $0.0001.

Listing

We do not plan on applying to list the Pre-funded Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transaction

If, at any time while the Pre-funded Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of our significant subsidiaries, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of the ordinary shares, (4) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of the outstanding ordinary shares, or (5) we effect any reclassification or recapitalization of the ordinary shares or any compulsory exchange pursuant to which the ordinary shares are converted into or exchanged for other securities, cash or property, or each, a “Fundamental Transaction,” then upon any subsequent exercise of Pre-funded Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of those Pre-funded Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Shareholder

Except as otherwise provided in the form of Pre-funded Warrant or by virtue of such holder’s ownership of ADSs, the holder of Pre-funded Warrants does not have rights or privileges of a holder of ADSs, including any voting rights, until the holder exercises the warrants.

UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as the representative of the underwriter of the offering. We have entered into an underwriting agreement dated April 22, 2020 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus, the number of ADSs and Pre-funded Warrants listed next to its name in the following table:

Underwriter	Number of ADSs	Number of Pre-funded Warrants
ThinkEquity, a division of Fordham Financial Management, Inc.	17,428,000	430,000

Total	17,428,000	430,000

The underwriter is committed to purchase all the ADSs and Pre-funded Warrants offered by the Company, other than those covered by the over-allotment option to purchase additional ADSs and/or Pre-funded Warrants described below. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the ADSs and Pre-funded Warrants offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the ADSs and Pre-funded Warrants subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase up to an aggregate of 2,678,700 additional ADSs and/or 2,678,700 additional Pre-funded Warrants (equal to 15% of the total number of ADSs and/or and Pre-funded Warrants sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriter exercises this option in whole or in part, then the underwriter will be committed, subject to the conditions described in the underwriting agreement, to purchase the additional ADSs and/or Pre-funded Warrants in proportion to its respective commitments set forth in the prior table.

Discounts, Commissions and Reimbursement

The representative has advised us that the underwriter proposes to offer the ADSs and Pre-funded Warrants to the public at the initial public offering price per share and per Pre-funded Warrant set forth on the cover page of this prospectus. The underwriter may offer ADSs and Pre-funded Warrants to securities dealers at that price less a concession of not more than $0.28 per ADS and $0.28 per Pre-funded Warrant. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriter of its over-allotment option:

			Total
	Per ADS	Per Pre-funded Warrant	Without Option	With Option
Public offering price	$0.70	$0.6999	$12,500,557	$14,375,647
Underwriting discounts and commissions (7%)	$0.049	$0.049	$875,039	$1,006,295
Proceeds, before expenses, to us	$0.651	$0.651	$11,625,518	$13,369,352

We have agreed to pay an expense deposit of $25,000 to (or on behalf of) the representative, which will be applied against the actual out-of-pocket accountable expenses that will be paid by us to the underwriter in connection with this offering, and will be reimbursed to us to the extent not incurred.

In addition, we have also agreed to pay the following expenses of the underwriter relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $10,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities offered under the securities laws of foreign jurisdictions designated by the underwriter, including the reasonable fees and expenses of the underwriter’s blue sky counsel; (d) $15,000 for the underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (e) the fees and expenses of the representative’s legal counsel incurred in connection with this offering in an amount up to $75,000; and (f) up to $10,000 of the representative’s actual accountable road show expenses for the offering.

The representative’s reimbursement of reasonable out of pocket accountable expenses shall not exceed $110,000 in aggregate.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $440,000.

Representative Warrants

Upon the closing of this offering, we have agreed to issue to the representative as compensation the Representative’s Warrants, to purchase a number of ADSs equal to 5% of the total number of ADSs and Pre-funded Warrants sold in this public offering. The Representative’s Warrants will be exercisable at a per share exercise price of $0.88 per ADS. We are registering hereby the Ordinary Shares underlying the ADSs issuable upon exercise of the Representative’s Warrants. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the three and one-half year period commencing six months from the deemed effective date of the registration statement related to this offering.

The Representative’s Warrants and the ADSs underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying ADSs for a period of 180 days from the deemed effective date of the registration statement. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the deemed effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the ADSs underlying such Representative’s Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

We have agreed to grant the representative, for the four month period following the effective date of the registration statement related to this offering, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent in the United States, at the representative sole discretion, for each and every future public and private equity and debt offerings for the Company in the United States, or any successor to or any subsidiary of the Company, including all equity linked financings, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Lock-Up Agreements

The Company and each of its directors and officers have agreed for a period of (i) three months after the date of this prospectus in the case of directors and officers and (ii) one month after the date of this prospectus in the case of the Company, subject to certain exceptions, without the prior written consent of the representative, not to directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any ADSs. Ordinary Shares or other capital stock or any securities convertible into or exercisable or exchangeable for our Ordinary Shares or other capital stock; or

●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any ADSs, Ordinary Shares or other capital stock or any securities convertible into or exercisable or exchangeable for our Ordinary Shares or other capital stock, other than any filings or more amendments to a registration statement on Form F-3 (File No. 333-237668) originally filed on April 14, 2020, provided that the registration statement shall not be declared effective by the SEC during the lock-up period; or

●	complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the ADSs, Ordinary Shares or other capital stock or any securities convertible into or exercisable or exchangeable for Ordinary Shares or ADSs, or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of ADSs or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriter or selling group members. The representative may agree to allocate a number of securities to underwriter and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase ADSs or Pre-funded Warrants so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the ADSs or Pre-funded Warrants while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of ADSs or Pre-funded Warrants in excess of the number of ADSs or Pre-funded Warrants the underwriter are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of ADSs or Pre-funded Warrants over-allotted by the underwriter is not greater than the number of ADSs or Pre-funded Warrants that they may purchase in the over-allotment option. In a naked short position, the number of ADSs or Pre-funded Warrants involved is greater than the number of ADSs or Pre-funded Warrants in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing ADSs or Pre-funded Warrants in the open market.

Syndicate covering transactions involve purchases of ADSs or Pre-funded Warrants in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs or Pre-funded Warrants to close out the short position, the underwriter will consider, among other things, the price of ADSs or Pre-funded Warrants available for purchase in the open market as compared with the price at which they may purchase ADSs or Pre-funded Warrants through exercise of the over-allotment option. If the underwriter sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying ADSs or Pre-funded Warrants in the open market. A naked short position is more likely to be created if the underwriter are concerned that after pricing there could be downward pressure on the price of the ADSs or Pre-funded Warrants in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the ADSs or Pre-funded Warrants originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or Pre-funded Warrants or preventing or retarding a decline in the market price of our ADSs or Pre-funded Warrants. As a result, the price of our ADSs or Pre-funded Warrants in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our ADSs or Pre-funded Warrants. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

Certain of the underwriter and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area, or each, a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus has not been approved or disapproved by the Israeli Securities Authority, or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l as amended, or Qualified Investors; and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA, has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or the FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of the ADSs and Pre-funded Warrants by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$1,744.60
FINRA filing fee	$2,516.09
Transfer agent / depositary bank fees and expenses	$170,000
Printer fees and engraving expenses	$2,000
Legal fees and expenses	$100,000
Accounting fees and expenses	$50,000
Miscellaneous	$3,739.31
Total	$330,000

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Har-Even & Co., Tel-Aviv, Israel. Certain legal matters related to the offering will be passed upon for the underwriter by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nano Dimension Ltd. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and lack of sufficient resources raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit report refers to a change in method of accounting for leases.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Har-Even & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.nano-di.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on March 10, 2020;

●	the Company’s Report(s) on Form 6-K filed on March 11, 2020, April 10, 2020 (with respect to the first paragraph and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), April 13, 2020 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), April 14, 2020 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), April 15, 2020 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), April 16, 2020 (“first Form 6-K submitted on such date”) (with respect to the first, fourth and fifth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), April 16, 2020. April 20, 2020 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements,” in the press release attached as Exhibit 99.1 to the Form 6-K, and the first two paragraphs and the section titled “Forward-Looking Statements,” in the press release attached as Exhibit 99.2 to the Form 6-K,) and April 22, 2020; and

●	the description of the Company’s Ordinary Shares and ADSs contained in the Company’s registration statement on Form 20-F filed pursuant to the Exchange Act on October 20, 2015 (File No. 001-37600), including any amendment or report filed which updates such description.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Nano Dimension Ltd., 2 Ilan Ramon St., Ness Ziona 7403635, Israel Attention: Yael Sandler, Chief Financial Officer, telephone number: +972-73-7509142.

17,428,000 American Depositary Shares

and

430,000 Pre-funded Warrants to purchase one American Depositary Share

American Depositary Shares Underlying the Pre-funded Warrants

Nano Dimension Ltd.

PROSPECTUS

ThinkEquity

a division of Fordham Financial Management, Inc.

 April 22, 2020

Through and including May 19, 2020 (the 25th day after the date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotment or subscription.